         Holder                          Type of Security           Shares of Stock Held by the Holder
-----------------------------    ---------------------------------  --------------------------------
Alta California Partners, L.P             Common Stock                          130,207
Alta California Partners, L.P               Series A                          1,840,086
Alta California Partners, L.P               Series B                            787,294
Alta California Partners, L.P               Series C                            949,635
Alta California Partners, L.P               Series D                            571,491
Alta California Partners, L.P               Series E                            351,677
Alta California Partners, L.P        Warrants for Common Stock*                 255,475
Alta California Partners, L.P    6% Convertible Promissory Note**        $ 1,222,080.00

Alta Embarcadero Partners, LLC             Common Stock                           2,974
Alta Embarcadero Partners, LLC              Series A                             54,651
Alta Embarcadero Partners, LLC              Series B                             17,987
Alta Embarcadero Partners, LLC              Series C                             21,686
Alta Embarcadero Partners, LLC              Series D                             13,056
Alta Embarcadero Partners, LLC              Series E                              8,035
Alta Embarcadero Partners, LLC   Warrants for Common Stock *                      5,837
Alta Embarcadero Partners, LLC   6% Convertible Promissory Note**        $    27,920.00

*Warrants for Common Stock will be net exercised for Common Stock at the Issuer's initial public offering.
The number of shares received will depend on the initial public offering price of the Common Stock.
**The Promissory notes will be converted into Common Stock at the IPO: ACP will receive 130,207 shares and AEP will receive 2,974 shares.